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                                      LOGO
                             420 North Mary Avenue
                          Sunnyvale, California 94086

                                                                 January 7, 1999

                               IMPORTANT REMINDER

DEAR STOCKHOLDER:

Our records show that your proxy has not yet been received for the Special Meeting to be held on Thursday, January 21, 1999. NO MATTER HOW MANY SHARES YOU OWN, YOUR VOTE IS IMPORTANT.

At the Special Meeting, you are being asked to consider and vote upon three proposals which General Magic's Board of Directors feels are important to the future of the Company. The Board of Directors recommends a vote FOR each of the proposals.

The proposals are explained in detail in the Proxy Statement previously sent to you. If you need another copy or have any questions about how to vote your shares, please contact MacKenzie Partners, Inc. at (800) 322-2885 Toll-free or
(212) 929-5500 Collect.

IN PARTICULAR, IF WE DO NOT OBTAIN A FAVORABLE VOTE ON PROPOSAL 3, the Fixed Conversion Price of the Series C Preferred will automatically be reduced to $6.00 per share, instead of $10.00 per share as provided in Proposal 3, which may result in an increase in the number of shares of Common Stock into which the Series C Preferred may be converted. In addition, if Proposal 3 is not approved, we will not be able to effect any acquisition of technology or businesses using our Common Stock without potentially triggering additional reductions in the Fixed Conversion Price. A FAILURE TO VOTE ON PROPOSAL 3 IS THE SAME AS A NO VOTE!

The Board of Directors believes that all of the Proposals described in the Proxy Statement are in the best interests of our stockholders.

We urge you to vote TODAY in favor of Proposals 1, 2 and 3.

TIME IS SHORT. EVEN IF YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE TAKE THE TIME TODAY TO SIGN, DATE AND MAIL THE ENCLOSED DUPLICATE PROXY IN THE POSTAGE PAID ENVELOPE.

Your prompt attention to this matter is greatly appreciated.

                                      Sincerely,

                                      /s/ STEVEN MARKMAN
                                      STEVEN MARKMAN
                                      Chairman, Chief Executive Officer and
                                      President